Execution version

CONTRIBUTION AGREEMENT
BY AND AMONG
SUNOCO LP,
SUN PIPELINE HOLDINGS LLC,
NUSTAR PERMIAN TRANSPORTATION AND STORAGE LLC,
NUSTAR PERMIAN CRUDE LOGISTICS LLC,
NUSTAR PERMIAN HOLDINGS LLC,
NUSTAR LOGISTICS, L.P.,
ET-S PERMIAN HOLDINGS COMPANY LP,
ET-S PERMIAN PIPELINE COMPANY LLC,
ET-S PERMIAN MARKETING COMPANY LLC,
ENERGY TRANSFER LP
and
ENERGY TRANSFER CRUDE MARKETING, LLC
July 14, 2024

TABLE OF CONTENTS
ARTICLE I CLOSING TRANSACTIONS    2
Section 1.01    Closing Contributions via Merger    2
Section 1.02    Closing Contributions Acceptance and Assumption; Contribution and Distribution of Initial SUN Interests    3
Section 1.03    Closing    3
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE RECEIVING PARTIES    3
Section 2.01    Organization and Qualification    4
Section 2.02    Authority    4
Section 2.03    Title to Real Property    4
Section 2.04    Title to Personal Property    5
Section 2.05    Contributed Assets    5
Section 2.06    No Liabilities    5
Section 2.07    No Pending or Threatened Action or Proceeding    5
Section 2.08    Non-Contravention    6
Section 2.09    Compliance with Laws; Permits    6
Section 2.10    Taxes    6
Section 2.11    The Partnership    6
Section 2.12    Material Contracts    7
Section 2.13    No Implied Representations    7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES    7
Section 3.01    Organization and Qualification    8
Section 3.02    Authority    8
Section 3.03    Title to Real Property    8
Section 3.04    Title to Personal Property    9
Section 3.05    Contributed Assets    9
Section 3.06    No Liabilities    9
Section 3.07    No Pending or Threatened Action or Proceeding    9
Section 3.08    Non-Contravention    10
Section 3.09    Compliance with Laws; Permits    10
Section 3.10    Taxes    10
Section 3.11    Material Contracts.    10
Section 3.12    No Implied Representations    11
ARTICLE IV COVENANTS    11
Section 4.01    Public Announcements    11
Section 4.02    Commercially Reasonable Efforts; Further Assurances    11
Section 4.03    Books and Records    11
Section 4.04    Allocation of Carrier Obligations    12
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Section 4.05    Non-Transferred Marks    12
Section 4.06    Tax Matters    12
Section 4.07    SUN Marketing Assets    14
ARTICLE V SURVIVAL; DAMAGES LIMITATIONS    14
Section 5.01    Survival    14
Section 5.02    Damages Waiver    14
ARTICLE VI OBLIGATIONS TO INDEMNIFY    15
Section 6.01    Receiving Party Indemnity    15
Section 6.02    Receiving Party Indemnity    15
Section 6.03    Claims Process    15
Section 6.04    Limitations on Indemnification    16
Section 6.05    Exclusive Remedy    18
ARTICLE VII MISCELLANEOUS    18
Section 7.01    Notices    18
Section 7.02    Interpretation    18
Section 7.03    Dispute Resolution    19
Section 7.04    Defined Terms    19
Section 7.05    Governing Law    19
Section 7.06    Entire Agreement    19
Section 7.07    Successors and Assigns    19
Section 7.08    Amendments    19
Section 7.09    Severability    19
Section 7.10    Counterparts    20
EXHIBITS:
Exhibit A    -    Limited Partnership Agreement

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CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of July 14, 2024 (the “Execution Date”) and effective as of 12:01 a.m. (Central Time) on July 1, 2024 (the “Effective Time”), is entered into by and among Sunoco LP, a Delaware limited partnership (“SUN Partner”), SUN Pipeline Holdings LLC, a Texas limited liability company (“SUN Partnership GP”), NuStar Permian Transportation and Storage LLC, a Texas limited liability company (“NPTS”), NuStar Permian Crude Logistics LLC, a Texas limited liability company (“NPCL”), NuStar Permian Holdings LLC, a Delaware limited liability company (“NuStar Holdings”), NuStar Logistics, L.P., a Texas limited partnership (“NuStar Logistics”), ET-S Permian Holdings Company LP, a Texas limited partnership (the “Partnership”), ET-S Permian Pipeline Company LLC, a Texas limited liability company (“ET-S Pipeline”), ET-S Permian Marketing Company LLC, a Texas limited liability company (“ET-S Marketing”), Energy Transfer LP, a Delaware limited partnership (“ET Partner”), and Energy Transfer Crude Marketing, LLC, a Texas limited liability company (“ETCM”). Each of the foregoing is sometimes referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, ET Partner and SUN Partner desire to form a joint venture to own and operate their respective Permian Basin pipeline, terminal, gathering and marketing businesses, among others, in each case within the AMI, and subject to certain exceptions as set forth in the LPA;
WHEREAS, as of the date hereof (prior to giving effect to the Closing), ET Partner and ET Partnership GP own 100% of the limited partnership interests and general partnership interests of the Partnership, respectively (the “Partnership Interests”), and ET Partner has contributed, or caused to be contributed, to the Partnership Group all of its and its Affiliates’ material crude oil, condensate and produced water assets and liabilities related to its and its Affiliates’ Permian Basin pipeline and marketing businesses within the AMI, excluding certain assets as specified in the LPA and excluding, for the avoidance of doubt, any gas or natural gas liquid assets (the “ET Contributed Assets”);
WHEREAS, SUN Partner desires to contribute, or cause to be contributed, all of its and its Affiliates’ material assets and liabilities related to its and its Affiliates’ Permian Basin pipeline and marketing businesses within the AMI to the Partnership Group;
WHEREAS, SUN Partner and NPTS desire to contribute, transfer and convey to ET-S Pipeline all assets and liabilities held by NPTS (the “SUN Pipeline Contributed Assets”) via a merger of NPTS with and into ET-S Pipeline, with ET-S Pipeline continuing as the surviving entity following such merger (the “ET-S Pipeline Merger”);
WHEREAS, SUN Partner and NPCL desire to contribute, transfer and convey the benefits and burdens of NPCL’s assets to ET-S Marketing while transferring mere legal title to such assets to ETCM to hold on behalf of ET-S Marketing as set forth in Section 4.07 (the “SUN Marketing Contributed Assets” and, together with the SUN Pipeline Contributed Assets, the

“SUN  Contributed Assets”) via a single multi-survivor divisive merger in which (i) NPCL will contribute the benefits and burdens of the SUN Marketing Contributed Assets to ET-S Marketing (the “Marketing Contribution”), (ii) NPCL will contribute legal title of the SUN Marketing Contributed Assets to ETCM, (iii) NPCL shall cease to exist following such merger and (iv) each of ETCM and ET-S Marketing shall continue as surviving entities following such merger (the “ET-S Marketing Merger” and, together with the ET-S Pipeline Merger, the “Mergers”); and
WHEREAS, in consideration for the contribution, transfer, conveyance and assignment to ET-S Pipeline and ET-S Marketing of the SUN Contributed Assets via the Mergers and the Marketing Contribution, the Partnership shall issue to NuStar Holdings a 32.5% Percentage Interest (the “Initial SUN LP Interest”) and the Special General Partner Interest, which interests shall be contributed to SUN Partner and SUN Partnership GP, respectively, in accordance with this Agreement.
NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
AGREEMENTS
ARTICLE I
CLOSING TRANSACTIONS
Section 1.01    Closing Contributions via Merger.
(a)    ET-S Pipeline Merger. At the Closing, pursuant to a certificate of merger which shall be filed with the Secretary of State of the State of Texas, and in accordance with an Agreement and Plan of Merger between NPTS and ET-S Pipeline (the “ET-S Pipeline Merger Agreement”), NPTS and ET-S Pipeline shall consummate the ET-S Pipeline Merger. Pursuant to the ET-S Pipeline Merger, all property, rights, privileges, powers and all and every other interest of NPTS in the SUN Pipeline Contributed Assets shall vest in ET-S Pipeline.
(b)    ET-S Marketing Merger. At the Closing, pursuant to a certificate of merger which shall be filed with the Secretary of State of the State of Texas, and in accordance with an Agreement and Plan of Merger between NPCL, ETCM and ET-S Marketing (the “ET-S Marketing Merger Agreement”), NPCL, ETCM and ET-S Marketing shall consummate the Marketing Contribution and the ET-S Marketing Merger. Pursuant to the ET-S Marketing Merger, (i) legal title to the SUN Marketing Contributed Assets shall vest in ETCM to hold on behalf of ET-S Marketing and (ii) all other benefits, burdens, rights, privileges, powers and other interest of NPTS in the SUN Marketing Contributed Assets shall vest in ET-S Marketing.

Section 1.02    Closing Contributions Acceptance and Assumption; Contribution and Distribution of Initial SUN Interests.
(a)    The applicable member of the Partnership Group hereby accepts the contribution of the SUN Contributed Assets on the terms and subject to the conditions set forth in this Agreement. The contribution to the applicable member of the Partnership Group of the SUN Contributed Assets shall be considered a capital contribution in accordance with the LPA, and the Partnership hereby issues and delivers to NuStar Holdings the Initial SUN LP Interests and the Special General Partner Interest.
(b)    After giving effect to Section 1.02(a), NuStar Holdings hereby assigns, transfers, distributes and conveys to NuStar Logistics, and NuStar Logistics hereby accepts from NuStar Holdings, all of NuStar Holdings’ right, title and interest in and to the Initial SUN LP Interests and the Special General Partner Interest, free and clear of all liens and encumbrances other than transfer restrictions imposed under applicable federal and state securities laws and the applicable organizational documents of the Partnership.
(c)    After giving effect to Section 1.02(b), NuStar Logistics hereby assigns, transfers, distributes and conveys to SUN Partner, and SUN Partner hereby accepts from NuStar Logistics, all of NuStar Logistics’ right, title and interest in and to the Initial SUN LP Interests and the Special General Partner Interest, free and clear of all liens and encumbrances other than transfer restrictions imposed under applicable federal and state securities laws and the applicable organizational documents of the Partnership.
(d)    After giving effect to Section 1.02(c), SUN Partner hereby assigns, transfers, contributes and conveys to SUN Partnership GP, and SUN Partnership GP hereby accepts from SUN Partner, all of SUN Partner’s right, title and interest in and to the Special General Partner Interest, free and clear of all liens and encumbrances other than transfer restrictions imposed under applicable federal and state securities laws and the applicable organizational documents of the Partnership.
(e)    The Parties hereby acknowledge and agree that as a result of the assignments, distributions and contributions of the Initial SUN LP Interests and the Special General Partner Interest set forth in this Section 1.02, (i) the Initial SUN LP Interests shall be owned and controlled by SUN Partner and (ii) the Special General Partner Interest shall be owned and controlled by SUN Partnership GP.
Section 1.03    Closing. The closing of the transactions contemplated by this Article I (the “Closing”) will commence simultaneously with the execution of this Agreement and will be deemed effective, for economic purposes, as of the Effective Time.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE RECEIVING PARTIES
Except as disclosed in the reports, statements, schedules and other documents filed or furnished by ET Partner with the U.S. Securities and Exchange Commission (the “SEC”) on or

after December 31, 2022 and at least one Business Day prior to the date of this Agreement (the “ET SEC Reports”), each of ET Partner, the Partnership, ET-S Pipeline and ET-S Marketing (the “Receiving Parties”) hereby represents and warrants that, as of the Effective Time (other than the representations and warranties made as of the Closing):
Section 2.01    Organization and Qualification. Each Receiving Party is (a) duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and (b) duly qualified and licensed to do business in each state or other jurisdiction in which the properties owned, leased or operated by it, the nature of the business conducted by it or in which the actions required to be performed by it hereunder, makes such qualification or licensing necessary, except in the case of this clause (b) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Receiving Party’s ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.
Section 2.02    Authority. As of the Closing, each Receiving Party has the power and authority to execute and deliver this Agreement and each other Transaction Document to be delivered by such Receiving Party, and to carry out its obligations under this Agreement and each such other Transaction Document. Further, as of the Closing, (a) the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by such Receiving Party, and the consummation of the transactions contemplated under this Agreement and each such other Transaction Document have been duly authorized and approved by all requisite action of such Receiving Party, (b) no other act or proceeding on the part of such Receiving Party or its equityholders is necessary to authorize the execution, delivery or performance of this Agreement or any such other Transaction Document and (c) assuming the due authorization and valid execution by the Contributing Parties and any other applicable parties, this Agreement and each such other Transaction Document to which such Receiving Party is a party is a legal, valid, binding and enforceable obligation of such Receiving Party, except as may be limited by bankruptcy or other laws of such general application affecting creditors’ rights generally.
Section 2.03    Title to Real Property.
(a)    As of the Closing, except for Permitted Encumbrances and such other matters as do not interfere in any material respect with the ownership, use, or operation by such Receiving Party of the ET Contributed Assets as such ET Contributed Assets are owned, used or operated in the ordinary course of business as of the Closing, the Partnership Group has (i) good, valid and marketable title in fee simple to the owned real property (other than the Rights of Way) that constitute any portion of the ET Contributed Assets and (ii) a valid, binding and enforceable leasehold interest or other valid and enforceable use rights in each of the leased properties (other than the Rights of Way) that constitute any portion of the ET Contributed Assets.
(b)    As of the Closing, the Partnership Group has a good and valid easement ownership estate or other valid and enforceable use rights in the Rights of Way that are necessary for the Partnership Group to own and operate the ET Contributed Assets as such ET Contributed

Assets are owned and operated in the ordinary course of business as of the Closing, except for Permitted Encumbrances and imperfections (including gaps, defects and irregularities) as would reasonably be expected to exist in a pipeline system of the size, age and location and other characteristics of the ET Contributed Assets (e.g., gaps in coverage at road or water crossings) and as are not, or would not reasonably be expected to result in a Material Adverse Change in the business of the Partnership Group.
(c)    To each Receiving Party’s Knowledge, there is no pending or threatened condemnation of any real property (excluding Rights of Way) that constitutes a portion of the ET Contributed Assets by any Governmental Authority that would materially interfere with the ownership or operation of the ET Contributed Assets.
Section 2.04    Title to Personal Property. As of the Closing, the Partnership Group has good and valid title to or, as applicable, a valid leasehold interest in, all material personal property (whether tangible or intangible) that constitutes any portion of the ET Contributed Assets (excluding Third Party licensed software and intellectual property), free and clear of all Encumbrances except for Permitted Encumbrances, except as is not, or would not reasonably be expected to result in a Material Adverse Change. As of the Closing, no written notice of any intent to terminate or not renew any leasehold interest or other rights in such leased properties has been received by any Partnership Group Member and, to each Receiving Party’s Knowledge, no such intent to terminate or not renew is pending or threatened, except as is not, or would not reasonably be expected to result in a Material Adverse Change.
Section 2.05    Contributed Assets. As of immediately prior to their contribution to the Partnership, the ET Contributed Assets constituted all of the material assets of the ET Partner Group within the AMI (subject to the exclusions set forth in the LPA). As of the Closing, each of the ET SEC Reports, at the time of its filing or being furnished with the SEC, complied in all material respects with applicable Law with respect to accurately describing the ET Contributed Assets.
Section 2.06    No Liabilities. As of the Closing, there are no liabilities of the ET Contributed Assets other than the liabilities that were contributed as part of the ET Contributed Assets.
Section 2.07    No Pending or Threatened Action or Proceeding.
(a)    There is no Action or Proceeding pending, or to each Receiving Party’s Knowledge, threatened in writing against it with respect to the ET Contributed Assets that would reasonably be expected to have a material adverse effect on such Receiving Party’s ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.
(b)    To the Receiving Parties’ Knowledge, there is no Action or Proceeding pending or, threatened in writing against it with respect to the ET Contributed Assets that would reasonably be expected to have a material adverse effect on the business of Partnership Group.

Section 2.08    Non-Contravention. As of the Closing, the execution, delivery and performance of this Agreement and the other Transaction Documents by each Receiving Party: (a) do not and will not conflict with or violate its organizational documents or any resolution of its governing body; (b) do not require any consent, approval or notice to or from any Governmental Authority that has not been obtained as of the Closing; (c) do not and will not violate any provision of Law or any Order; (d) do not and will not conflict with, violate or result in a breach of or default or event of default under any instrument binding upon the ET Contributed Assets, or subject the ET Contributed Assets to any Encumbrance other than Permitted Encumbrances, in any case under this clause (d), that would reasonably be expected to interfere in any material respect with the ownership, use or operation of such ET Contributed Assets; and (e) do not require a consent under any ET Assigned Contract or ET Assigned Permit, in any case under this clause (e), that if not obtained would reasonably be expected to interfere in a material respect with the operation, use or ownership of the ET Contributed Assets.
Section 2.09    Compliance with Laws; Permits.
(a)    To each Receiving Party’s Knowledge, the ET Contributed Assets have been operated, in the aggregate, in all material respects in accordance with all Laws and Orders.
(b)    To each Receiving Party’s Knowledge, no Receiving Party nor any of its Affiliates is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permits required by Law necessary for the ownership, use, operation, maintenance and/or development of the ET Contributed Assets.
Section 2.10    Taxes. Each Partnership Group Member (or its predecessor in interest) has (i) filed or caused to be filed on its behalf in a timely manner all required federal, state, and local income, sales, use, property, and franchise Tax Returns related to the ET Contributed Assets (taking into account any valid extension of the due date for filing), (ii) timely paid (except amounts being contested in good faith by appropriate Proceedings) all required Taxes or similar assessments arising from or related to such Tax Returns, including any interest, penalties or additions attributable thereto shown as due on all such filings and (iii) paid all other material Taxes attributable to the ET Contributed Assets that have become due and payable on or prior to the date hereof. There are no Encumbrances (other than Permitted Encumbrances) currently existing, pending or threatened with respect to any ET Contributed Assets attributable to any unpaid Taxes; all material Taxes which a Partnership Group Member (or its predecessor in interest) was required by Law to withhold or collect in respect to the ET Contributed Assets have been withheld or collected and have been paid over to the proper Governmental Authorities or are properly held by such Partnership Group Member for such payment when due and payable; and each of ET-S Pipeline, ET-S Marketing and, prior to the Closing, the Partnership is classified as an entity disregarded as separate from the Partnership for U.S. federal income Tax purposes in accordance with Treasury Regulation Section 301.7701-3.
Section 2.11    The Partnership.
As of immediately prior to Closing:

(a)    ET Partner and ET Partnership GP own legal and beneficial title to all of the Partnership Interests, free and clear of all Encumbrances, transfer restrictions, voting agreements or other agreements with respect to the ownership, voting control or transfer of the interests, other than restrictions on transfer under federal and state security Laws.
(b)    The Partnership Interests represent all of the partnership interests in the Partnership. The Partnership Interests were duly authorized and validly issued and are fully paid and non-assessable, were issued (and are currently) free of preemptive rights, and were issued in accordance with the registration or qualification provisions of the Securities Act, as amended, and any relevant state securities Laws or pursuant to valid exemptions therefrom. The Partnership Interests are not certificated.
(c)    There are no outstanding securities of the Partnership convertible into, exchangeable or exercisable for Partnership Interests, equity interests or other securities of the Partnership. Except as set forth in the Transaction Documents, there are no outstanding warrants, options or other rights to subscribe for or purchase any equity interests in the Partnership or obligating the Partnership to issue or sell any equity interests.
Section 2.12    Material Contracts. As of the Closing Date, Receiving Parties have not received any written notice from any party to a material contract that such party intends to terminate any material contract, except as are not, or would not reasonably be expected to result in a Material Adverse Change.
Section 2.13    No Implied Representations. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article II, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE OF SUCH RECEIVING PARTY DELIVERED PURSUANT TO THIS AGREEMENT, (A) NO RECEIVING PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE) WITH RESPECT TO SUCH RECEIVING PARTY, THE PARTNERSHIP GROUP OR THE ET CONTRIBUTED ASSETS, (B) EACH RECEIVING PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED) AND (C) THE ET CONTRIBUTED ASSETS WERE CONTRIBUTED TO THE PARTNERSHIP BY ET PARTNER “AS-IS, WHERE-IS”, WITH ALL FAULTS, KNOWN AND UNKNOWN.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES
Except as disclosed in the reports, statements, schedules and other documents filed or furnished by SUN Partner or NuStar Energy L.P., a Delaware limited partnership, with the SEC on or after December 31, 2022 and at least one Business Day prior to the date of this Agreement

(the “SUN SEC Reports”), each of SUN Partner, NPTS and NPCL (the “Contributing Parties”) hereby represents and warrants that, as of the Effective Time (other than the representations and warranties made as of the Closing):
Section 3.01    Organization and Qualification. Each Contributing Party is (a) duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and (b) duly qualified and licensed to do business in each state or other jurisdiction in which the properties owned, leased or operated by it, the nature of the business conducted by it or in which the actions required to be performed by it hereunder, makes such qualification or licensing necessary, except in the case of this clause (b) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Contributing Party’s ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.
Section 3.02    Authority. As of the Closing, each Contributing Party has the power and authority to execute and deliver this Agreement and each other Transaction Document to be delivered by such Contributing Party, and to carry out its obligations under this Agreement and each such other Transaction Document. Further, as of the Closing, (a) the execution, delivery and performance of this Agreement and each other Transaction Document to be delivered by each Contributing Party, and the consummation of the transactions contemplated under this Agreement and each such other Transaction Document have been duly authorized and approved by all requisite action of such Contributing Party, (b) no other act or proceeding on the part of such Contributing Party or its equityholders is necessary to authorize the execution, delivery or performance of this Agreement or any such other Transaction Document and (c) assuming the due authorization and valid execution by each Receiving Party and any other applicable parties, this Agreement and each such other Transaction Document to which each Contributing Party is a party is a legal, valid, binding and enforceable obligation of such Contributing Party, except as may be limited by bankruptcy or other laws of such general application affecting creditors’ rights generally.
Section 3.03    Title to Real Property.
(a)    As of the Closing, except for Permitted Encumbrances and such other matters as do not interfere in any material respect with the ownership, use, or operation by any Contributing Party of the SUN Contributed Assets as such SUN Contributed Assets are owned, used or operated in the ordinary course of business as of the Closing, a Contributing Party has (i) good, valid and marketable title in fee simple to the owned real property (other than the Rights of Way) that constitute any portion of the SUN Contributed Assets and (ii) a valid, binding and enforceable leasehold interest in each of the leased properties (other than the Rights of Way) that constitute any portion of the SUN Contributed Assets.
(b)    As of the Closing, a Contributing Party has a good and valid easement ownership estate or other valid and enforceable rights in the Rights of Way (the “SUN Assigned Rights of Way”) that are necessary for the such Contributing Party Group to own and operate the SUN Contributed Assets as such SUN Contributed Assets have been owned and operated in the ordinary course of business as of the Closing, except for Permitted Encumbrances and imperfections (including gaps, defects and irregularities) as would reasonably be expected to exist in a pipeline system of the size, age and location and other characteristics of the SUN Contributed Assets (e.g., gaps in coverage at road or water crossings) and as are not, or would not reasonably be expected to result in a Material Adverse Change in the business of such Contributing Party.
(c)    To each Contributing Party’s Knowledge, there is no pending or threatened condemnation of any real property (excluding Rights of Way) that constitutes a portion of the SUN Contributed Assets by any Governmental Authority that would materially interfere with the ownership or operation of the SUN Contributed Assets.
Section 3.04    Title to Personal Property. As of the Closing, a Contributing Party has good and valid title to or, as applicable, a valid leasehold interest in, all material personal property (whether tangible or intangible) that constitutes any portion of the SUN Contributed Assets (excluding Third Party licensed software and intellectual property), free and clear of all Encumbrances except for Permitted Encumbrances, except as is not, or would not reasonably be expected to result in a Material Adverse Change. As of the Closing, no written notice of any intent to terminate or not renew any leasehold interest or other rights in such leased properties has been received by a Contributing Party and, to such Contributing Party’s Knowledge, no such intent to terminate or not renew is pending or threatened, except as is not, or would not reasonably be expected to result in a Material Adverse Change.
Section 3.05    Contributed Assets. As of the Closing, the SUN Contributed Assets constitute all of the material assets of the SUN Partner Group within the AMI (subject to the exclusions set forth within such definition). As of the Closing, each of the SUN SEC Reports, at the time of its filing or being furnished with the SEC, complied in all material respects with applicable Law with respect to accurately describing the SUN Contributed Assets.
Section 3.06    No Liabilities. As of the Closing, there are no liabilities of the SUN Contributed Assets other than the liabilities that are being contributed as part of the SUN Contributed Assets.
Section 3.07    No Pending or Threatened Action or Proceeding.
(a)    There is no Action or Proceeding pending, or to each Contributing Party’s Knowledge, threatened in writing against it with respect to the SUN Contributed Assets that would reasonably be expected to have a material adverse effect on such Contributing Party’s ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any other Transaction Document, in accordance with the terms hereof and thereof.
(b)    To each Contributing Party’s Knowledge, there is no Action or Proceeding pending or, threatened in writing against it with respect to the SUN Contributed Assets that would reasonably be expected to have a material adverse effect on the business of any Contributing Party.

Section 3.08    Non-Contravention. As of the Closing, the execution, delivery and performance of this Agreement by each Contributing Party: (a) do not and will not conflict with or violate its organizational documents or any resolution of its governing body; (b) do not require any consent, approval or notice to or from Governmental Authority that has not been obtained as of the Closing; (c) do not and will not violate any provision of Law or any Order; (d) do not and will not conflict with, violate or result in a default or event of default under any instrument binding upon the SUN Contributed Assets, or subject the SUN Contributed Assets to any Encumbrance other than Permitted Encumbrances, in any case under this clause (d), that would reasonably be expected to interfere in any material respect with the ownership, use or operation of such SUN Contributed Assets; and (e) do not require a consent under any SUN Assigned Contract or SUN Assigned Permit, in any case under this clause (e), that if not obtained would reasonably be expected to interfere in a material respect with the operation, use or ownership of the SUN Contributed Assets.
Section 3.09    Compliance with Laws; Permits.
(a)    To each Contributing Party’s Knowledge, the SUN Contributed Assets have been operated, in the aggregate, in all material respects in accordance with all Laws and Orders.
(b)    To each Contributing Party’s Knowledge, no Contributing Party nor any of its Affiliates is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permits required by Law necessary for the ownership, use, operation, maintenance and/or development of such SUN Contributed Assets.
Section 3.10    Taxes. Each Contributing Party has (a) filed or caused to be filed on its behalf in a timely manner all required federal, state, and local income, sales, use, property, and franchise Tax Returns related to the SUN Contributed Assets (taking into account any valid extension of the due date for filing), (b) timely paid (except amounts being contested in good faith by appropriate Proceedings) all required Taxes or similar assessments arising from or related to such Tax Returns, including any interest, penalties or additions attributable thereto shown as due on all such filings and (c) paid all other material Taxes attributable to the SUN Contributed Assets that have become due and payable on or prior to the date hereof. There are no Encumbrances (other than Permitted Encumbrances) currently existing, pending or threatened with respect to any SUN Contributed Assets attributable to any unpaid Taxes; all material Taxes which any Contributing Party was required by Law to withhold or collect in respect to the SUN Contributed Assets have been withheld or collected and have been paid over to the proper Governmental Authorities or are properly held by such Contributing Party for such payment when due and payable.
Section 3.11    Material Contracts. As of the Closing Date, no Contributing Party has received any written notice from any party to a material contract that such party intends to terminate any material contract, except as are not, or would not reasonably be expected to result in a Material Adverse Change.

Section 3.12    No Implied Representations. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS Article III, ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE OF ANY CONTRIBUTING PARTY DELIVERED PURSUANT TO THIS AGREEMENT, (A) NO CONTRIBUTING PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED (INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY OR OTHERWISE) WITH RESPECT TO ANY CONTRIBUTING PARTY OR THE SUN CONTRIBUTED ASSETS, (B) EACH CONTRIBUTING PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED) AND (C) THE SUN CONTRIBUTED ASSETS ARE CONTRIBUTED TO THE PARTNERSHIP “AS-IS, WHERE-IS”, WITH ALL FAULTS, KNOWN AND UNKNOWN.
ARTICLE IV
COVENANTS
Section 4.01    Public Announcements. Any Public Statement (as defined in the LPA) with respect to this Agreement or the transactions contemplated hereby shall be governed by and subject to 3.08 of the LPA.
Section 4.02    Commercially Reasonable Efforts; Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(b)    From and after Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement, including all agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement.
(c)    Following the Closing, to the extent that ET Partner or SUN Partner determine that an asset or liability of the ET Partner Group or SUN Partner Group either (x) was contributed to the Partnership and should not have been contributed to the Partnership or (y) was not contributed to the Partnership and should have been contributed to the Partnership, the applicable party shall take any and all actions necessary to carry out the intent of the contributions referred to in this Agreement.
Section 4.03    Books and Records. From and after Closing, the Contributing Parties shall deliver to the Partnership to the extent such items have not previously been delivered to the

Partnership pursuant to this Agreement and are non-proprietary, copies of all Books and Records constituting or primarily related to SUN Contributed Assets. Additionally, following the expiration or termination of the Transition Services Agreement, SUN Partner will each deliver to the Partnership, to the extent such items have not previously been delivered pursuant to this Agreement and are non-proprietary, copies of all Books and Records generated during the term of the Transition Services Agreement related to the services provided pursuant thereto.
Section 4.04    Allocation of Carrier Obligations. Any pipeline system included in the Contributed Assets may contain product that is held for the account of shipper(s). It is understood that title to the contents of any such pipeline system will remain with the shipper(s) and that the Partnership assumes the obligation to deliver such contents in accordance with the applicable Party’s existing arrangements with the shipper(s), whether under a published tariff or a private transportation or storage agreement. Further, to the extent that products have been offered for shipment in the pipeline system under a published tariff or pursuant to rights under a private transportation agreement, but not yet delivered to the applicable Party, the Partnership shall receive those products for transportation in the normal course of business. Tariff charges for transportation during the month of sale shall be allocated between the applicable Party and the Partnership on the basis of the number of days that each owns the pipeline system during the month of contribution; provided, however, that payments of such charges shall be allocated and divided between such parties only after receipt thereof.
Section 4.05    Non-Transferred Marks. The Partnership shall not receive any right, title or interest in any trademark, service mark, logo, insignia, imprint, brand identification, advertising or trade name of any Contributing Party or its Affiliates (or marks otherwise proprietary to a Party or any of its Affiliates), including, “Sunoco”, “SUN” and “NuStar”. The Partnership acknowledges and agrees that all rights to such trademarks, service marks, logos, insignia, imprints, brand identifications, advertising and trade names, and the goodwill represented thereby and pertaining thereto, are being retained by the Contributing Parties and their respective Affiliates, as applicable. The Partnership shall, at its expense within one hundred eighty (180) days after the Execution Date, (a) change the operating name of any SUN Contributed Asset bearing any trademark, trade name or other brand identification of any Contributing Party and (b) remove or cover all signs and markings at or on any SUN Contributed Asset that indicate that they were ever owned or operated by a Contributing Party or any of its Affiliates and return such signs and markings to the applicable Party where commercially practicable. The Partnership shall also remove all signs and markings proprietary to any Contributing Party located at or on any SUN Contributed Asset. Notwithstanding anything herein to the contrary, the Contributing Parties may, in their sole discretion, waive any obligations of the Partnership pursuant to this Section 4.05, including the removal or covering of any signs and markings, with respect to the SUN Contributed Assets.
Section 4.06    Tax Matters.
(a)    The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, (i) the Mergers shall be treated, as a transaction governed by Internal Revenue Service Revenue Ruling 99-5, 1999-1 C.B. 434 (Situation 2), pursuant to which (A)

SUN Partner is treated as contributing the SUN Contributed Assets to the Partnership in exchange for limited partner interests in the Partnership under Section 721 of the Code and (B) ET Partner is treated as contributing the ET Contributed Assets to the Partnership in exchange for limited partner interests under Section 721 of the Code and (ii) the Partnership is treated as the tax owner of the SUN Marketing Contributed Assets (the “Intended Tax Treatment”). The Parties shall not take any position inconsistent with the Intended Tax Treatment except as required by a “determination” as defined in Section 1313 of the Internal Revenue Code of 1986, as amended.
(b)    The Parties agree that ET Partner shall bear the liability for any Taxes imposed on or with respect to the ET Contributed Assets attributable to (i) any taxable period ending on or prior to the Effective Time and (ii) the portion of any Straddle Period ending on and including the Effective Time and SUN Partner shall bear the liability for any Taxes imposed on or with respect to the SUN Contributed Assets attributable to (i) any taxable period ending on or prior to the Effective Time and (ii) the portion of any Straddle Period ending on and including the Effective Time. The Parties further agree that the Partnership Group shall bear the liability for any Taxes imposed on or with respect to the ET Contributed Assets or the SUN Contributed Assets attributable to (1) any taxable period beginning after the Effective Time and (2) the portion of any Straddle Period beginning after the Effective Time.
(c)    In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Effective Time will be:
(i)    in the case of property or ad valorem or franchise Taxes or any other Taxes that are imposed on a periodic basis and which are measured by, or based solely upon capital, debt or a combination of capital and debt, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Effective Time and the denominator of which is the number of calendar days in the entire period; and
(ii)    in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Effective Time; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Effective Time and the portion of the Straddle Period beginning after the Effective Time in proportion to the number of days in each period.
(d)    ET Partner shall pay or reimburse the Partnership Group for any Transfer Taxes that are incurred or imposed in connection with the deemed contribution by ET Partner of the ET Contributed Assets. SUN Partner shall pay or reimburse the Partnership Group for any Transfer Taxes that are incurred or imposed in connection with the contribution by the SUN Partner of the SUN Contributed Assets. To the extent required under applicable Law, the applicable

Contributing Party is responsible for filing Tax Returns or other documentation in respect of Transfer Taxes, and the Partnership Group shall prepare and file all such Tax Returns or other documentation. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(e)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the SUN Contributed Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the SUN Contributed Assets relating to any taxable period beginning before the Execution Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
Section 4.07    SUN Marketing Assets. Pursuant to the Marketing Agreement, ETCM shall hold the SUN Marketing Contributed Assets on behalf of and for the benefit of ET-S Marketing, as the sole marketing agent of ET-S Marketing, with the benefits and burdens of the SUN Marketing Contributed Assets to inure to ET-S Marketing.
ARTICLE V
SURVIVAL; DAMAGES LIMITATIONS
Section 5.01    Survival. Each Party’s representations and warranties made in this Agreement, in any Exhibit or Schedule to this Agreement, or in any document, instrument, agreement or certificate delivered under this Agreement shall survive for a period of twelve (12) months following the Execution Date; provided, however, that the representations and warranties contained in Section 2.10 and Section 3.10 and the corresponding indemnity obligations under Section 6.01 and Section 6.02 with respect to such representations and warranties shall survive the Execution Date and remain in full force and effect until the expiration of sixty (60) days after the applicable statute of limitations for assessment of the applicable Tax. Each covenant and agreement in this Agreement shall survive until sixty (60) days after the final date such covenant or agreement is to be performed in accordance with the terms thereof. No Claim or Action arising out of the inaccuracy or breach of any representation and warranty or the breach, non-performance or non-compliance with any covenant or agreement of any Party may be made following the termination of the applicable survival period; provided, however, that the obligations of the relevant Party to indemnify, defend and hold harmless shall not terminate with respect to any Claim made by the Person to be indemnified before the expiration of the applicable survival period in accordance with the provisions of this Agreement.
Section 5.02    Damages Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE OR RESPONSIBLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE

DAMAGES OR FOR LOSS OF PROFITS OR REVENUES INCURRED THEREBY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY, EXCEPT TO THE EXTENT ANY PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.
ARTICLE VI
OBLIGATIONS TO INDEMNIFY
Section 6.01    Receiving Party Indemnity. Subject to Article V and the limitations contained in this Article VI, from and after the Execution Date, ET Partner will indemnify, defend, and hold each Contributing Party, its Affiliates and their respective Representatives, successors and assigns (collectively, the “Contributing Party Indemnified Entities”) harmless from each Claim and all Damages relating to, resulting from or arising out of: (a) any breach of the representations and warranties of any Receiving Party contained in this Agreement (other than any representation or warranty set forth in Section 2.10); (b) any breach of any covenant or agreement by any Receiving Party or ETCM in this Agreement; and (c) any Pre-Closing Taxes with respect to the applicable ET Contributed Assets. The obligation to indemnify, defend, and hold harmless are binding on ET Partner and its successors and assigns.
Section 6.02    Receiving Party Indemnity. Subject to Article V and the limitations contained in this Article VI, from and after the Execution Date, SUN Partner will indemnify, defend, and hold each Receiving Party, its Affiliates and their respective Representatives, successors and assigns (collectively, the “Receiving Party Indemnified Entities”) harmless from each Claim and all Damages relating to, resulting from or arising out of: (a) any breach of the representations and warranties of any Contributing Party contained in this Agreement (other than any representation or warranty set forth in Section 3.10); (b) any breach of any covenant or agreement by any Contributing Party in this Agreement; and (c) any Pre-Closing Taxes with respect to the applicable SUN Contributed Assets. The obligation to indemnify, defend, and hold harmless are binding on SUN Partner and its successors and assigns.
Section 6.03    Claims Process.
(a)    In the event that: (i) any Action is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to an obligation of any Party (the “Indemnifying Party”) to indemnify any other Party (the “Indemnified Party”) (such Action, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”, and together with Third Party Claims, “Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim, or facts supporting a Direct Claim, provide written notice to the Indemnifying Party specifying the nature of such Action and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of the Damages involved) (a “Claim Notice”), together with copies of all notices and documents served on or received by the Indemnified Party in the case of a Third Party Claim; provided, however, that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VI except to the extent that (and only to the extent that) the Indemnifying Party shall have been materially prejudiced by such failure to give such notice, in which case the Indemnifying Party shall be relieved of such obligations to the extent of such material prejudice.
(b)    In the event of a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Action (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided, however, that such counsel is acceptable to the Indemnified Party, acting reasonably. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Action which the Indemnifying Party defends, or, if appropriate and related to the Action in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (in each such case, which consent shall not be unreasonably withheld or delayed), unless, in the case of clause (ii), no admission of wrongdoing by the Indemnified Party is required and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. In the event any Indemnifying Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim in accordance and compliance with the previous sentence of this Section 6.03(b), each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article VI with respect to such Third Party Claim.
(c)    In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such claim. From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, employees, representatives and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates.
Section 6.04    Limitations on Indemnification.
(a)    Notwithstanding anything in Section 6.01 to the contrary:
(i)    ET Partner shall not be required to indemnify any Contributing Party Indemnified Entity pursuant to, and shall not have any Liability under, Section 6.01(a) if, with respect to any individual Damage item or series of related Damage items, such item or series of items is less than $2,000,000.00 in the aggregate (a “Minor Claim”);

(ii)    ET Partner shall not be required to indemnify any Contributing Party Indemnified Entity pursuant to, and shall not have any Liability under, Section 6.01(a) until the aggregate amount of all Damages for which ET Partner would be liable under Section 6.01(a) (excluding Minor Claims) exceeds $17,500,000.00 (the “General Indemnification Deductible”), in which case, subject to Section 6.04(a)(iii), ET Partner shall be liable for all Damages (other than Damages in respect of Minor Claims) in excess of the General Indemnification Deductible;
(iii)    ET Partner shall not be required to indemnify any Contributing Party Indemnified Entity pursuant to, and shall not have any Liability under, Section 6.01(a) once the aggregate of all payments made by or on behalf of ET Partner in respect of its indemnification obligations under Section 6.01(a) equals $235,000,000.
(b)    Notwithstanding anything in Section 6.02 to the contrary:
(i)    SUN Partner shall not be required to indemnify any Receiving Party Indemnified Entity pursuant to, and shall not have any Liability under, Section 6.02(a) for any Minor Claim;
(ii)    SUN Partner shall not be required to indemnify any Receiving Party Indemnified Entity pursuant to, and shall not have any Liability under, Section 6.02(a) until the aggregate amount of all Damages for which SUN Partner would be liable under Section 6.02(a) (excluding Minor Claims) exceeds the General Indemnification Deductible, in which case, SUN Partner, subject to Section 6.04(b)(iii), shall be liable for all Damages (other than Damages in respect of Minor Claims) in excess of the General Indemnification Deductible; and
(iii)    SUN Partner shall not be required to indemnify any Receiving Party Indemnified Entity pursuant to, and shall not have any Liability under, Section 6.02(a) once the aggregate of all payments made by or on behalf of SUN Partner in respect of its indemnification obligations under Section 6.02(a) equals $115,000,000.
(c)    The indemnification limitations set forth in the foregoing clauses (a) and (b) shall not apply with respect to any Damages relating to, resulting from or arising out of fraud or intentional misrepresentation by any Receiving Party, any Contributing Party or their respective Affiliates, as applicable.
(d)    The amount which an Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article VI shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts recovered by or on behalf of such Indemnified Party related to the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received up to the amount received from the Indemnifying Party, less any costs incurred to recover such proceeds.

(e)    Damages shall be determined without duplication of recovery under other provisions of this Agreement or any other Transaction Document. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under this Article VI, in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.
Section 6.05    Exclusive Remedy. EXCEPT (A) PURSUANT TO THIS Article VI, OR (B) IN THE CASE OF INTENTIONAL MISREPRESENTATION OR FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES), UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, THIS Section 6.05 SHALL APPLY SOLELY TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND SHALL NOT APPLY TO THE LPA, THE OPERATING AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE TRANSACTIONS CONTEMPLATED BY THOSE AGREEMENTS OR TO OTHER AGREEMENTS AND OBLIGATIONS BETWEEN OR AMONG THE PARTIES TO BE PERFORMED FOLLOWING THE CLOSING.
ARTICLE VII
MISCELLANEOUS
Section 7.01    Notices. Except as otherwise expressly provided in this Agreement to the contrary, any notice required or permitted to be given under this Agreement shall be in writing (including facsimile or similar electronic transmission) and sent to the address of the Party set forth in the LPA, or to such other more recent address of which the sending Party actually has received written notice. Each such notice, demand or other communication shall be effective, if given by registered or certified mail, return receipt requested, as of the third (3rd) day after the date indicated on the mailing certificate, or if given by facsimile or other electronic transmission, upon oral or written confirmation of receipt.
Section 7.02    Interpretation. All references in this Agreement to Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Annexes, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under United States generally accepted accounting principles as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Annexes, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar day, unless denoted as a Business Day.
Section 7.03    Dispute Resolution. All disputes, claims, proceedings and controversies arising out of or relating to this Agreement shall be determined and resolved in accordance with the procedures set forth in Section 13.07 of the LPA, so long as such disputes, claims, proceedings and controversies are of the type that may be resolved pursuant to such procedures.
Section 7.04    Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meaning assigned thereto in Annex A attached hereto.
Section 7.05    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to, or giving effect to, the application of Texas choice of law rules.
Section 7.06    Entire Agreement. This Agreement, along with the terms of the other Transaction Documents, represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other agreements, oral or written with respect to such subject matter.
Section 7.07    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns; provided, however, that no Party may assign this Agreement (or any rights, benefits or obligations hereunder) to a Third Party without the prior written consent of all other Parties.
Section 7.08    Amendments. This Agreement may be amended only by a written instrument signed by each Party.
Section 7.09    Severability. If any provision contained herein is invalid, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way. The Parties shall so far as practicable execute such additional documents in order to give effect to any provision hereof which is determined to be invalid, illegal or unenforceable.
Section 7.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature pages, which shall have the same force and effect as original executed signature pages.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Contribution Agreement to be signed and delivered as of the date first above written, effective as of the Effective Time.

SUNOCO LP

By:	Sunoco GP LLC, its general partner
By:	/s/ Karl Fails
Name:	Karl Fails
Title:	Executive Vice President and Chief Operating Officer - Sunoco GP LLC

NUSTAR PERMIAN TRANSPORTATION AND STORAGE LLC

By:	/s/ Karl Fails
Name:	Karl Fails
Title:	Executive Vice President and Chief Operating Officer - Sunoco GP LLC

NUSTAR PERMIAN CRUDE LOGISTICS LLC

By:	/s/ Karl Fails
Name:	Karl Fails
Title:	Executive Vice President and Chief Operating Officer - Sunoco GP LLC

NUSTAR PERMIAN HOLDINGS LLC

By:	/s/ Karl Fails
Name:	Karl Fails
Title:	Executive Vice President and Chief Operating Officer - Sunoco GP LLC

Signature Page
Contribution Agreement

NUSTAR LOGISTICS, L.P.

By:	NuStar Energy L.P., its general partner

By:	/s/ Karl Fails
Name:	Karl Fails
Title:	Executive Vice President and Chief Operating Officer - Sunoco GP LLC

SUN PIPELINE HOLDINGS LLC

By:	/s/ Karl Fails
Name:	Karl Fails
Title:	Executive Vice President and Chief Operating Officer - Sunoco GP LLC

Signature Page
Contribution Agreement

ET-S PERMIAN HOLDINGS COMPANY LP

By:	ET-S Permian Holdings GP LLC, its managing general partner

By:	/s/ Adam Y. Arthur
Name:	Adam Y. Arthur
Title:	Executive Vice President - Crude Oil

By:	SUN Pipeline Holdings LLC, its special general partner

By:	/s/ Karl Fails
Name:	Karl Fails
Title:	Executive Vice President and Chief Operating Officer - Sunoco GP LLC

ET-S PERMIAN PIPELINE COMPANY LLC

By:	/s/ Adam Y. Arthur
Name:	Adam Y. Arthur
Title:	Executive Vice President - Crude Oil

ET-S PERMIAN MARKETING COMPANY LLC

By:	/s/ Adam Y. Arthur
Name:	Adam Y. Arthur
Title:	Executive Vice President - Crude Oil

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Adam Y. Arthur
Name:	Adam Y. Arthur
Title:	Executive Vice President - Crude Oil

Signature Page
Contribution Agreement

ENERGY TRANSFER CRUDE MARKETING, LLC

By:	/s/ Adam Y. Arthur
Name:	Adam Y. Arthur
Title:	Executive Vice President - Crude Oil

Signature Page
Contribution Agreement

ANNEX A

DEFINITIONS
“Action” means any action, claim, complaint, charge, suit, investigation, petition, audit or administrative proceeding with respect to Taxes, arbitral proceeding or other proceeding, whether civil, criminal or administrative, in Law or in equity.
“Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such relevant Person in question. Notwithstanding the foregoing, (a) no Partnership Group Member shall be considered an Affiliate of any other Party or such Party’s Affiliates, (b) no member of the SUN Partner Group shall be considered an Affiliate of any member of the ET Partner Group, (c) no member of the ET Partner Group shall be considered an Affiliate of any member of the SUN Partner Group, and (d) no publicly-traded Person (or any or any of its Subsidiaries) that is Controlled by any Party shall be considered an Affiliate of such Party if such Party does not own 100% of the outstanding common equity of such Person.
“Agreement” has the meaning given that term in the preamble.
“AMI” has the meaning given that term in the LPA.
“Books and Records” means all books and records directly related to the operation and maintenance of a Contributed Asset, including all applicable accounting-related information, and all information with respect thereto required by Law (including the rules and regulations of the Pipeline and Hazardous Materials Safety Administration) to be maintained by the owner or operator of such Contributed Asset, including all files, correspondence, memoranda, maps, plats, customer lists, supplier lists and personnel records relating thereto.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the U.S. government shall not be regarded as a Business Day.
“Claim” has the meaning given that term in Section 6.03(a).
“Claim Notice” has the meaning given that term in Section 6.03(a).
“Closing” has the meaning given that term in Section 1.03.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Contract” means any written or oral contract or agreement, including any such agreement regarding indebtedness, any lease, mortgage, license agreement, purchase order, commitment, letter of credit and any other legally binding arrangement.
“Contributed Assets” means the ET Contributed Assets and the SUN Contributed Assets.
    Annex 1

“Contributing Parties’ Knowledge” means the actual knowledge of the officers of SUN Partner after due inquiry.
“Contributing Party” has the meaning given that term in Article III.
“Control,” “Controlling”, or “Controlled by” means, with respect to a Person or asset, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or asset, whether through ownership of voting securities, by contract or otherwise.
“Damages” means all losses, Taxes, Liabilities, obligations (including indemnification obligations), damages, lawsuits, deficiencies, claims, demands, costs and expenses (whether or not arising out of Claims by a Third Party Claims), including interest, penalties, reasonable legal fees and all amounts paid in investigation, defense or settlement of any of the foregoing.
“Direct Claim” has the meaning given that term in Section 6.03(a).
“Effective Time” has the meaning given that term in the preamble.
“Encumbrance” means any lien, pledge, option, charge, levy, security interest, deed of trust, attachment, right of first option, right of first refusal or similar restriction, mortgage, right-of-way, easement, encroachment, building or use restriction, conditional sales arrangement, common usage arrangement or other similar encumbrance, assessment, claim, covenant, condition or other similar imperfection or right of third parties affecting title, whether voluntarily incurred or arising by operation of Law, including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
“Environmental Laws” means any and all Laws relating to the environment, Hazardous Substances or environmental conditions at, on, under, or originating at or migrating from any property, or soil, water and groundwater conditions, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq., the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq., the Federal Hazardous Materials Transportation Act, 45 U.S.C. §§ 5101, et seq., any amendments to the foregoing, and any similar federal, state or local laws, statutes, ordinances, rules, decrees, orders or regulations.
“Environmental Permits” means those Permits and any certificates, orders, waivers, variances or other approvals and licenses issued by or required to be filed with any Governmental Authority under any applicable Environmental Law.
“ET Affiliate Parties” means ET Partner, its general partner, its limited partners and their respective Subsidiaries. Notwithstanding anything herein to the contrary, the ET Affiliate Parties does not include the Partnership or its Subsidiaries or any of the SUN Affiliate Parties.
    Annex 2

“ET Assigned Contracts” means all Contracts between a Partnership Group Member or any of its Affiliates, on the one hand, and a Third Party, on the other hand, to the extent primarily related to the ownership, use or operation of the ET Contributed Assets.
“ET Assigned Permits” means all Permits held by a Partnership Group Member or any of its Affiliates to the extent primarily related to the ownership, use, operation, maintenance or development of the ET Contributed Assets.
“ET Contributed Assets” has the meaning given that term in the recitals.
“ET Partner” has the meaning given that term in the preamble.
“ET Partner Group” means ET Partner and the ET Affiliate Parties.
“ET Partnership GP” means ET-S Permian Holdings GP LLC, a Texas limited liability company.
“ET SEC Reports” has the meaning given that term in Article II.
“ET-S Marketing” has the meaning given that term in the preamble.
“ET-S Marketing Merger” has the meaning given that term in the recitals.
“ET-S Marketing Merger Agreement” has the meaning given that term in Section 1.01(b).
“ET-S Pipeline” has the meaning given that term in the preamble.
“ET-S Pipeline Merger” has the meaning given that term in the recitals.
“ET-S Pipeline Merger Agreement” has the meaning given that term in Section 1.01(a).
“Execution Date” has the meaning given that term in the preamble.
“GAAP” means the U.S. generally accepted accounting principles, as consistently applied throughout the relevant period.
“General Indemnification Deductible” has the meaning given that term in Section 6.04(a)(ii).
“Governmental Authority” means (a) any federal, state, local, municipal, tribal or other government; (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and (c) any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hazardous Substances” means any chemical, material or substance, whether solid, liquid or gaseous, that is listed, regulated, classified, defined as or included in the definition of
    Annex 3

“hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under applicable Environmental Laws, and shall include petroleum hydrocarbons, petroleum products, oil and natural gas exploration and production wastes, natural gas liquids, condensate, natural gas, naturally occurring radioactive materials or any other substance or waste regulated under or for which liability or standards of care are imposed by Environmental Laws.
“Indemnified Party” has the meaning given that term in Section 6.03(a).
“Indemnifying Party” has the meaning given that term in Section 6.03(a).
“Initial SUN LP Interest” has the meaning given that term in the recitals.
“Intended Tax Treatment” has the meaning given that term in Section 4.06(a).
“Laws” means all applicable laws, rules, regulations, decrees, statutes, acts, ordinances, rules, directives, treaties, codes, regulations, rulings, proclamations, decisions, resolutions, judgments or orders of any domestic, foreign or international Governmental Authority or any subdivision thereof.
“Liability” means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
“LPA” means that certain Amended and Restated Agreement of Limited Partnership of ET-S Permian Holdings Company LP in substantially the form attached hereto as Exhibit A.
“Marketing Agreement” means the Marketing Agreement dated as of the date hereof between ETCM and ET-S Marketing, as amended, restated, supplemented or otherwise modified from time to time.
“Marketing Contribution” has the meaning given that term in the recitals.
“Material Adverse Change” means, with respect to the ET Contributed Assets or the SUN Contributed Assets, as applicable, any change, circumstance or effect that (a) is or would reasonably be expected to be materially adverse to the use, ownership, operation, integrity or value of such Contributed Assets or (b) materially impedes or would reasonably be expected to impede the ability of a Party or an Affiliate of a Party to complete the transactions contemplated by this Agreement and the other Transaction Documents, but shall exclude any change, circumstance or effect resulting or arising from (i) any change in general economic conditions in the crude oil and petroleum products pipeline transportation industry; (ii) seasonal reductions in revenues or earnings substantially consistent with the historical results of the applicable Contributed Asset; (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (other than such an attach directly on an asset to be
    Annex 4

owned by the Partnership); (iv) changes in Law or GAAP; or (v) the entry into or announcement of this Agreement.
“Minor Claim” has the meaning given that term in Section 6.04(a)(i).
“NPCL” has the meaning given that term in the preamble.
“NPTS” has the meaning given that term in the preamble.
“NuStar Holdings” has the meaning given that term in the preamble.
“NuStar Logistics” has the meaning given that term in the preamble.
“Operating Agreement” means the Operating Agreement dated as of the date hereof between ET-S Permian Operating Company LLC, as operator, and the Partnership, as amended, restated, supplemented or otherwise modified from time to time.
“Order” means any judgment, order, settlement agreement, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter.
“Parties” has the meaning given that term in the preamble.
“Partnership” has the meaning given that term in the preamble.
“Partnership Group” means the Partnership and each of its Subsidiaries.
“Partnership Group Member” means any member of the Partnership Group.
“Partnership Interests” has the meaning given that term in the recitals.
“Percentage Interest” has the meaning set forth in the LPA.
“Permit” means any license, permit, concession, franchise, authority, consent, authorization, registration or approval granted by any Governmental Authority, including Environmental Permits.
“Permitted Encumbrances” means (a) carriers, warehouseman, mechanics, materialmen or other similar statutory Encumbrances which have arisen in the ordinary course of business and that secure amounts that are not yet due and payable that do not, individually or in the aggregate, materially interfere with the current or planned occupancy, ownership or operation of the applicable Contributed Assets; (b) with respect to real property interests, covenants, conditions, restrictions, easements, encroachments or encumbrances of record that do not, individually or in the aggregate, materially interfere with the current or planned occupancy, ownership or operation of the applicable Contributed Assets; (c) with respect to real property interests, zoning, building codes and other land use laws regulating the use or occupancy of the real property or the activities conducted thereon which are imposed by a Governmental Authority that do not, individually or in the aggregate, materially interfere with the current or planned occupancy,
    Annex 5

ownership or operation of the applicable Contributed Assets; (d) Encumbrances created pursuant to the Transaction Documents and (e) liens for current period Taxes or assessments not yet due or delinquent, or, if delinquent, that are being contested in good faith in the normal course of business.
“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).
“Pre-Closing Taxes” means (a) with respect to ET Partner, any and all Damages (i) with respect to any and all income Taxes imposed on ET Partner or any of its Affiliates, (ii) with respect to any and all Taxes imposed on or with respect to the ET Contributed Assets which are allocable to ET Partner pursuant to Section 4.06(a), (iii) with respect to any and all Transfer Taxes allocable to ET Partner pursuant to Section 4.06(d) and (iv) resulting from a breach of any representation or warranty set forth in Section 2.10 and (b) with respect to SUN Partner, any and all Damages (i) with respect to any and all income Taxes imposed on SUN Partner or any of its Affiliates, (ii) with respect to any and all Taxes imposed on or with respect to the SUN Contributed Assets which are allocable to SUN Partner pursuant to Section 4.06(a), (iii) with respect to any and all Transfer Taxes allocable to SUN Partner pursuant to Section 4.06(d) and (iv) resulting from a breach of any representation or warranty set forth in Section 3.10.
“Proceedings” means any actions, causes of action, written demands, written claims, suits, investigations, any proceeding (including any bankruptcy, civil, criminal, administrative, judicial, environmental, investigative or appellate proceeding and any informal proceeding), litigation, arbitration and appeals by or before any Governmental Authority or arbitrator.
“Receiving Parties’ Knowledge” means the actual knowledge of the officers of ET Partner after due inquiry.
“Receiving Party” has the meaning given that term in Article II.
“Representatives” means any employee, agent, officer, director, manager, attorney, advisor, representative, consultant, contractor, or subcontractor of a Party.
“Rights of Way” means the easements, right of way agreements, servitudes and those land-use and water crossing licenses or Permits, land grants from Governmental Authorities and governmental authorizations relating to the applicable Contributed Assets.
“SEC” has the meaning given that term in Article II.
“Securities Act” means the Securities Act of 1933, as amended.
“Special General Partner Interest” has the meaning set forth in the LPA.
“Straddle Period” means any Tax period that begins on or before and ends after the Effective Time.
    Annex 6

“Subsidiary” or “Subsidiaries” means, with respect to any Person: (a) any corporation, partnership, limited liability company or other business entity of which a majority of the equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) are at the time owned or Controlled by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.
“SUN Affiliate Parties” means SUN Partner, its general partner, its limited partners and their respective Subsidiaries. Notwithstanding anything herein to the contrary, the SUN Affiliate Parties does not include the Partnership or its Subsidiaries or any of the ET Affiliate Parties.
“SUN Assigned Contracts” means all Contracts between a member of the SUN Partner Group or any of its Affiliates, on the one hand, and a Third Party, on the other hand, to the extent primarily related to the ownership, use or operation of the SUN Contributed Assets.
“SUN Assigned Permits” means all Permits held by a member of the SUN Partner Group or any of its Affiliates to the extent primarily related to the ownership, use, operation, maintenance or development of the SUN Contributed Assets.
“SUN Contributed Assets” has the meaning given that term in the recitals.
“SUN Marketing Contributed Assets” has the meaning given that term in the recitals.
“SUN Partner” has the meaning given that term in the preamble.
“SUN Partner Group” means SUN Partner and the SUN Affiliate Parties.
“SUN Partnership GP” has the meaning given that term in the preamble.
“SUN Pipeline Contributed Assets” has the meaning given that term in the recitals.
“SUN SEC Reports” has the meaning given that term in Article III.
“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, vehicle, airplane, boat, vessel or other title, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other contract.
    Annex 7

“Tax Return” means any report, statement, form, return, election, schedule or other document or information required to be supplied to a Governmental Authority in connection with Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes, including any amendment or supplement thereto.
“Third Party” means, with respect to a Party, any Person other than: (a) such Party; (b) such Party’s Affiliates; (c) such Party’s and its Affiliates’ Representatives; and (d) such Party’s permitted assigns.
“Third Party Claim” has the meaning given that term in Section 6.03(a).
“Transaction Documents” means, collectively, this Agreement, the LPA, the Operating Agreement, the Transition Services Agreement, the ET-S Pipeline Merger Agreement, the ET-S Marketing Merger Agreement, the Marketing Agreement and each other agreement, instrument or certificate delivered pursuant hereto or thereto.
“Transfer Taxes” means all stamp, transfer, documentary, sales and use, value added, registration and similar taxes or fees, together with any interest thereon, additions or penalties with respect thereto, incurred in connection with the consummation of the transactions contemplated by this Agreement.
“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between ET-S Permian Operating Company LLC, the Partnership and SUN Partner, as amended, restated, supplemented or otherwise modified from time to time.

    Annex 8

EXHIBIT A
LIMITED PARTNERSHIP AGREEMENT
[Attached].

    A-1